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Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 9, 2009, relating to the consolidated financial statements of CuraGen Corporation and subsidiary, and the effectiveness of CuraGen Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K, as amended by Amendment No. 2 filed on June 19, 2009 of CuraGen Corporation for the year ended December 31, 2008, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, CT
June 25, 2009

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  Exhibit 23.4